Exhibit 10

April 25, 2003

Securities and Exchange Commission

Judiciary Plaza

450 Fifth Street, N.W.

Washington, D.C. 20549

      Re:   Exhibit 10, Form N-1A

            Calvert Tax-Free Reserves

            File numbers 2-69565 and 811-3101

Ladies and Gentlemen:

      As counsel to Calvert Group, Ltd., it is my opinion that the securities being registered by this Post-Effective Amendment No. 52 will be legally issued, fully paid and non-assessable when sold. My opinion is based on an examination of documents related to Calvert Tax-Free Reserves (the "Trust"), including its Declaration of Trust, its By-Laws, other original or photostatic copies of Trust records, certificates of public officials, documents, papers, statutes, and authorities as I deemed necessary to form the basis of this opinion.

      I therefore consent to filing this opinion of counsel with the Securities and Exchange Commission as an Exhibit to the Trust's Post-Effective Amendment No. 52 to its Registration Statement.

Sincerely,

/s/ Lancelot A. King

Lancelot A. King

Assistant General Counsel